RESTATED EMPLOYMENT AGREEMENT

     This Agreement made this 29th day of June, 1996 by and between Leon Machiz, 80 Cutter Mill Road, Great Neck, New York 11021 ("Machiz") and Avnet, Inc., a New York corporation, with offices at 80 Cutter Mill Road, Great Neck, New York 11021 (the "Corporation").
                      W I T N E S S E T H :
     WHEREAS, on February 28, 1990 the parties entered into a written employment agreement (the "Prior Employment Agreement") wherein and whereby the Corporation and Machiz agreed that Machiz would be employed by the Corporation for a period of five years commencing July 1, 1989 and terminating June 30, 1994; and
     WHEREAS, on November 29, 1993 the parties entered into an employment extension agreement wherein and whereby the Corporation and Machiz agreed that Machiz' employment by the Corporation would be extended from July 1, 1994 through June 30, 1996 (the "Employment Extension Agreement"); and
     WHEREAS, on June 1, 1995 the parties entered into a second employment extension agreement wherein and whereby the Corporation and Machiz agreed that Machiz' employment by the Corporation would be extended from July 1, 1996 through June 26, 1998 (the "Second Employment Extension Agreement"); and
     WHEREAS, the parties are desirous of (i) restating in this single document, entitled a Restated Employment Agreement (the "Agreement"), their rights and obligations for the period of employment from June 29, 1996 (the beginning of the Corporation's fiscal year 1997) through June 26, 1998 as previously agreed and set forth in the Prior Employment Agreement, the Employment Extension Agreement and the Second Employment Extension Agreement and (ii) having this Agreement replace and supersede the said Prior Employment Agreement, the Employment Extension Agreement and the Second Employment Extension Agreement insofar as they relate to Machiz' period of employment from June 29, 1996 through June 28, 1998;
     NOW, THEREFORE, in consideration of the sum of $1.00 each to the other and in hand paid, the receipt whereof is hereby acknowledged and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
     1. Employment. The Corporation hereby employs Machiz and Machiz hereby accepts employment upon the terms and conditions hereinafter set forth.
     2. Term. This Agreement shall be effective as of June 29, 1996, provided that Machiz undertakes the duties of full-time employment hereunder, and, except for the provisions hereof which are intended to survive for other periods of time specified herein, shall terminate on the "Date of Termination of Full-Time Employment", which date shall be June 26, 1998 (or the earlier date of Machiz' death or termination of this Agreement pursuant to paragraph 5 below) or such subsequent date as may result from mutual agreement by the Corporation and Machiz to extend the term of Machiz' full-time employment hereunder.
     3. Duties. From the effective date hereof to and including the Date of Termination of Full-Time Employment, Machiz shall be elected to the office and functions of, and shall perform the duties of, Chairman of the Board and Chief Executive Officer of the Corporation. Machiz' base of operations shall be Great Neck, New York, provided that Machiz shall do such traveling as shall be required in the performance of his duties hereunder. If Machiz is elected a director or other officer of the Corporation, or a director or officer of any one or more of the Corporation's subsidiaries, affiliates or divisions, he shall serve without additional compensation therefor.
     4. Remuneration; Other Compensation and Benefits. The following provisions shall govern the minimum cash remuneration and the other compensation and benefits which the Corporation shall be obligated to pay, or shall grant or award, and Machiz shall accept, for the period commencing June 29, 1996 through the Date of Termination of Full-Time Employment in consideration for all of the covenants undertaken by Machiz pursuant to this Agreement:
     (a) a base salary at the annual rate of One Million ($1,000,000) Dollars payable in equal semimonthly installments (or in other installment frequencies as may be used from time to time by the Corporation to pay its other employees), plus
     (b) an additional amount equal to Five Thousand ($5,000) Dollars for each One Cent ($0.01) of the Corporation's annual net earnings per share (as hereinafter defined) over and above Two ($2.00) Dollars annual net earnings per share in each of the Corporation's fiscal years, or part thereof, commencing from the 29th day of June, 1996, to and including the Date of Termination of Full-Time Employment (or so much of such period as Machiz shall continue to perform his services under paragraph 3 above). The term "annual net earnings per share" of the Corporation, as used herein, shall mean the net profits of the Corporation for each annual fiscal period (June 29, 1996 to June 27, 1997 and June 28, 1997 to June 26,
          1998), expressed on a fully diluted per share basis (based on the weighted average number of shares of the Corporation's Common Stock outstanding or equivalent thereto or otherwise treated as outstanding during such annual fiscal period, retroactively adjusted to eliminate the effect of any of the following transactions declared or effected after the date hereof: any stock dividends on, or stock split-ups or reverse splits of, or recapitalizations, reclassifications or other similar transactions affecting the Corporation's Common Stock), after the provision for income taxes but prior to inclusion of any extraordinary items of profit or loss and also prior to computation of any remuneration due under this paragraph 4(b). The term "extraordinary items of profit or loss" as used herein shall include unusual and/or infrequent items, which items are also either (a) material in the sense of being equal to at least 5% of the Corporation's pre-tax income for the applicable fiscal year or (b) required to be disclosed separately or by footnote in the Corporation's financial statements for the applicable fiscal year as filed with the Corporation's Annual Report on Form 10K. Annual net earnings per share shall be computed in accordance with generally accepted accounting principles by the Corporation's independent Certified Public Accountants, on the basis of the net income and net income per share reported on by such accountants in the Corporation's Annual Report on Form 10-K (or any successor annual report form) for the relevant fiscal year filed with the Securities and Exchange Commission. In the event that Machiz shall be entitled to remuneration hereunder for any period less than a full fiscal year, the amount payable to Machiz pursuant to this paragraph 4(b) shall be based upon annual net earnings per share for the full fiscal year and shall bear the same ratio to a full year's remuneration hereunder as the number of full months (treating 16 days or more as a full month) for which Machiz shall be entitled to such remuneration bears to the twelve (12) months in such a full year. Payment of any amount then due to Machiz under this paragraph 4(b) shall be made by the Corporation to Machiz not later than one hundred ninety (190) days following the termination of the respective fiscal years of the Corporation ending June 27, 1997 and June 26, 1998 or until (or next following) the Date of Termination of Full-Time Employment. With respect to the foregoing provisions of this paragraph 4(b), it is specifically agreed between Machiz and the Corporation that if, as a result of a business combination transaction (whether in the form of a merger, consolidation, transfer of substantial assets, or otherwise) in which the Corporation has not been the acquiring and/or surviving entity, it has become impractical or impossible to compute the "annual net earnings per share" of the Corporation (as above defined), then, in lieu of the amounts otherwise provided for in this paragraph 4(b), the annual rate of the base salary payable to Machiz under paragraph 4(a) above shall be increased in each fiscal year by the greatest of (i) the average of the amounts paid or payable to Machiz under this paragraph 4(b) (or paragraph 4(b) of the Prior Employment Agreement as modified by the Employment Extension Agreement, as the case may be) with respect to the two full fiscal years of the Corporation completed most recently prior to the date of consummation of such business combination transaction, or (ii) the amount paid or payable to Machiz under this paragraph 4(b) (or paragraph 4(b) of the Prior Employment Agreement as modified by the Employment Extension Agreement, as the case may be) with respect to the full fiscal year of the Corporation completed most recently prior to the date of consummation of such business combination transaction, or
          (iii) $250,000.
     Nothing contained in this paragraph 4 shall be deemed to preclude the Corporation from, and Machiz is entering into this Agreement with the understanding that the Corporation will from time to time consider and take action with respect to, (A) granting or awarding to Machiz additional items of compensation including (but not limited to) bonuses, increased remuneration, incentive stock, stock options, stock purchase agreements, phantom stock awards, and participations in profit-sharing arrangements, in each case whether under a plan of general or limited applicability or personal to Machiz, or (B) paying, reimbursing or providing to Machiz such perquisites to the functions of the office of Chairman of the Board and Chief Executive Officer of the Corporation (and to the performance of his services in such office under this Agreement) as may from time to time be determined by the Corporation and accepted by Machiz.
     5. Termination by Machiz in Certain Circumstances. Notwithstanding any of the prior provisions hereof, if, prior to June 26, 1998, a majority of the membership of the Corporation's Board of Directors shall be comprised of designees of any single person or entity which owns or controls the voting rights of shares having a majority of the voting power of the Corporation's then outstanding stock, or shall be comprised of designees of any group of persons and/or entities acting in concert in matters relating to the exercise of such voting rights (the date on which such majority is first elected or otherwise first comes into being as a majority being referred to herein as the "Controlling Date"), then the Corporation agrees that Machiz shall have the right, upon at least 90 days' prior written notice to the Corporation, to terminate his full-time employment with the Corporation under paragraph 3, such termination to be effective on the date specified in the notice of termination but in no event prior to the first anniversary of the Controlling Date. In the event of such a termination pursuant to this paragraph 5, Machiz may elect by giving written notice to the Corporation to receive upon the Date of Termination of Full-Time Employment a single lump sum payment in respect of the guaranteed minimum amount to become payable to Machiz and/or his estate as supplemental post-employment payments pursuant to paragraph 8(a) below. If Machiz elects to receive such a lump sum payment, then he shall receive from the Corporation in lieu of all such supplemental post-employment payments to Machiz and his estate pursuant to paragraph 8(a) a single lump sum equal to the present value at the date of receipt of $1,000,000 (the guaranteed minimum amount), calculated using an annual discount rate of seven percent (7%) and assuming that the $1,000,000 would have otherwise been payable in equal monthly installments over a period of 120 months on the first day of each month.
     6. Disability. The Corporation and Machiz agree that, if Machiz becomes permanently and totally disabled (as hereinafter defined) on or prior to the Date of Termination of Full-Time Employment, then, for and during the entire period commencing with the onset of such disability through the date of Machiz' death, the Corporation shall pay to Machiz a disability benefit in the annual amount determined as set forth in paragraph 6(b) below.
     (a) The term "permanently and totally disabled", as used herein, shall mean that Machiz has been totally disabled by injury or illness (mental or physical) as a result of which he is prevented from further performance of the duties of Chairman of the Board and Chief Executive Officer of the Corporation and that such disability is likely to be permanent and continuous during the remainder of Machiz' life. Any determination as to whether or when Machiz has become permanently and totally disabled shall, in the event of a dispute, be made by the American Arbitration Association in New York City. After a determination by agreement of the parties, or by the American Arbitration Association, either before or after the Date of Termination of Full-Time Employment, that Machiz' permanent and total disability, or the onset of such permanent and total disability, occurred before the Date of Termination of Full-Time Employment, then payments due pursuant to this paragraph 6 shall commence two (2) months after such determination. Prior to the commencement of the payments due pursuant to this paragraph 6, Machiz shall be paid the full amounts due pursuant to paragraph 4 above; except that any amount to become payable subsequent pursuant to paragraph 4(b) will be paid as soon as practicable after the amount payable can be calculated.
     (b) The annual amount payable to Machiz as a disability benefit hereunder, to be paid in semi-monthly installments, shall be Three Hundred Fifty Thousand ($350,000) Dollars. If, during the period during which Machiz is permanently and totally disabled, he, nevertheless, voluntarily renders any advisory or consulting services to the Corporation, Machiz shall be entitled to reimbursement of travel and other expenses incurred on the Corporation's behalf in connection with any consulting and advisory services he may be able to render to the Corporation, upon presentation of vouchers or other evidence thereof. Further, if Machiz shall be able and agrees to serve as, and shall be elected, a director of the Corporation or of any one or more of the Corporation's subsidiaries, affiliates or divisions, he shall serve without additional compensation therefor.
     (c) From and after the commencement of payment by the Corporation of the amounts provided for in this paragraph 6, the provisions of paragraphs 2, 3, 4, 5, 7 and 9 of this Agreement shall be of no further force or effect, but the provisions of paragraph 8 and 10 through 18, inclusive, of this Agreement shall continue as in effect on the last day prior to such commencement, except that the "term" of Machiz' employment as used in paragraph 10 shall specifically be extended to encompass the entire length of Machiz' life; provided, that any amounts accrued and payable to Machiz immediately prior to applicability of this paragraph 6(c) (or accrued pursuant to paragraph 4(b) and to become payable subsequently) shall remain payable to Machiz and shall not be affected by the provisions hereof.
     7. Consulting Arrangement. The Corporation and Machiz also agree that, following the period of Machiz' full-time employment hereunder (except in the event of Machiz' death or payment to Machiz of disability benefits pursuant to paragraph 6 above), the Corporation shall retain Machiz to render, and Machiz shall render, consulting and advisory services to the Corporation as set forth below, either (A) for a term of five years, if Machiz has exercised his right to terminate his full-time employment as provided in paragraph 5 above, or (B) for the period commencing June 27, 1998 and terminating on June 27, 2003 in the event a new employment agreement is not entered into between the Corporation and Machiz by June 26, 1998:
     (a) Duties. Machiz shall, to the extent of his physical capacity, perform such consulting and advisory services for the Corporation as the Corporation shall from time to time request on 10 days' notice (except where clearly impracticable) in writing, including but not limited to
          (i) evaluation of the progress of the Corporation's business development, (ii) analysis of its financial condition, fiscal posture and operating results, (iii) analysis of proposed operations and the projected financial results thereof, (iv) analysis of acquisition and merger opportunities, (v) advice in connection with future sales of securities of the Corporation, and (vi) advice in connection with supplier relationships and marketing strategy. Machiz shall perform such consulting and advisory services by telephone, by letter or in person, at such reasonable times and places as shall be mutually convenient to Machiz and to the Corporation, but in no event shall Machiz be required to perform any services in more than two (2) days in any week, nor in more than forty (40) weeks in any year, nor to travel more than one hundred (100) miles from his then place of residence (except to travel to the principal executive offices of the Corporation not more often than as may be mutually agreed), without his consent. Subject to the foregoing, Machiz shall have the right, upon at least 10 days' written notice to the Corporation, to designate in advance those continuous periods of up to four weeks' duration during which he shall not be required to perform consulting and advisory services hereunder. If Machiz agrees to serve and is elected a director or officer of the Corporation, or a director or officer of any one or more of the Corporation's subsidiaries, affiliates or divisions, he shall serve without additional compensation therefor, but he shall not be required to perform any executive or other services for the Corporation as an employee under this paragraph 7. If Machiz is "permanently and totally disabled" (as defined in paragraph 6 above) during the period of consultancy, he shall nevertheless be entitled to the compensation set forth in paragraph 7(b) below for the period of the consultancy; but it is intended that the total cash compensation payable to Machiz by the Corporation pursuant to this Agreement during the period of consultancy, and including the supplemental post-employment benefit payable pursuant to paragraph 8(a), shall in no event exceed $350,000 per year plus reimbursement for travel as mentioned in paragraph 7(b) below.
     (b) Compensation. As his total compensation for all consulting and advisory services to be performed by Machiz under this paragraph 7, the Corporation shall pay and Machiz shall accept cash remuneration of Two Hundred Fifty Thousand ($250,000) Dollars per annum payable in equal semi-monthly installments, and Machiz shall be entitled to reimbursement of travel in connection therewith (pursuant to the travel policy utilized at the time for the most senior Avnet executives) upon presentation of vouchers and other evidence thereof. In addition during the consultancy Machiz shall be entitled, at the cost and expense of the Corporation, to continued use of the automobile furnished to him by the Corporation at the Date of Termination of Full-Time Employment and, at Machiz' request, such automobile will be replaced by the Corporation once during the consultancy period with a reasonably equivalent new automobile of Machiz' choosing. Insurance coverage for such automobile (or self-insurance) will also be provided and paid for by the Corporation. At the conclusion of the consultancy, Machiz shall return any such automobile to the Corporation as may be reasonably directed by the Corporation.
     (c) Effect on Other Provisions. From and after the commencement of performance by Machiz of consulting and advisory services under this paragraph 7, the provisions of paragraphs 2, 3, 4, 5, 6 and 9 of this Agreement shall be of no further force or effect, but the provisions of paragraphs 8 and 10 through 18, inclusive, of this Agreement shall continue as in effect on the last day prior to such commencement, except that the term "employment" as used in paragraph 10 shall specifically include the rendering of services under this paragraph 7; provided, that any amounts accrued and payable (or accrued pursuant to paragraph 4(b) and to become payable subsequently) to Machiz immediately prior to applicability of this paragraph 7(c) shall remain payable to Machiz and shall not be affected by the provisions hereof.
     (d) Office and Secretarial Services. For the first three (3) years during which Machiz shall provide consulting and advisory services to the Corporation pursuant to this paragraph 7, the Corporation shall provide Machiz, at the Corporation's expense, with (i) a suitable office at a geographic location of Machiz' choosing and with such office equipment, furnishings and other accouterments as are customary and reasonably necessary and (ii) a personal secretary of Machiz' selection at salary and benefit levels substantially equivalent to that paid to Machiz' secretary just prior to Machiz' ceasing full-time employment.
     (e) Independent Contractor. The parties agree that upon becoming a consultant to the Corporation as provided herein, Machiz shall be deemed an independent contractor and not an employee of the Corporation. As a consultant to the Corporation, Machiz may exercise any rights he may have under the Avnet Pension Plan, the Avnet Executive Life Insurance Program and any other of the Corporation's employee benefit programs then in effect.
     8. Additional Provisions. In further consideration of services rendered by Machiz under this Agreement and of Machiz' covenants made in this Agreement,
     (a) The Corporation shall pay a supplemental fixed post-employment benefit of One Hundred Thousand ($100,000) Dollars per annum, to be paid in equal monthly installments, as follows: (i) for and during the entire period from the first day of the month coincident with or next following the Date of Termination of Full-Time Employment through the date of Machiz' death, the Corporation will pay such fixed post-employment benefit to Machiz and (ii) for and during the entire period from the date of Machiz' death through the period required to meet the minimum payments as described below in this paragraph 8(a), the Corporation shall pay such fixed post-employment benefit to Machiz' estate or to such persons as may be designated to the Corporation by notice from Machiz or by his last will and testament. However, such post-employment payments shall not be made for any period during which Machiz is being paid by the Corporation under paragraph 4 or 6 above. Notwithstanding anything to the contrary herein, the Corporation shall pay to Machiz or his estate (as the case may be) not less than One Million ($1,000,000) Dollars in such supplemental post-employment payments over a period of 120 months; provided, however, that at the election of Machiz' estate in the case of Machiz' death (including in the case of Machiz' death after receiving payments in respect of disability pursuant to paragraph 6), the estate may elect by written notice to the Corporation to receive as a single lump sum the then present value of any balance of the $1,000,000 guaranteed minimum amount remaining to be paid and in the event that such election is made, then the present value of any such balance remaining to be paid shall be calculated to the date of payment using an annual discount rate of seven percent (7%).
     (b)  Until the Date of Termination of Full-Time Employment,
          (i) the Corporation shall maintain, for Machiz and his spouse, hospitalization, major medical and life insurance (for Machiz only), in each case providing coverage not less than the normal and usual coverage provided under the respective policies for the Corporation's employees (and provided that Machiz will have the right to make elections as to the amount and type of medical and other coverages as presented to the Corporation's employees except that since Machiz has reached age 70, life insurance provided for him under the Corporation's regular group policy will be reduced in accordance with the policy terms) and (ii) the Corporation shall at its cost and at Machiz' election include Machiz in any additional insurance coverage purchased for executives or corporate officers of the Corporation as a group. After the Date of Termination of Full-Time Employment and continuing until the later of the date of Machiz' death or the date of his spouse's death, the Corporation shall maintain the hospitalization, major medical, life and any other insurance covering Machiz and his spouse which is in effect at the Date of Termination of Full-Time Employment and shall pay all the policy premiums necessary to provide such insurance, in each case (except as Machiz may otherwise elect) providing coverage not less than the coverage provided for the Corporation's employees.
     (c) The payments required to be made and the insurance required to be maintained under paragraphs 8(a) and 8(b) above shall not be made if, prior to the time the first such payment is required to be made, Machiz has wilfully refused to perform the services contemplated by paragraphs 3 and 4 and the 45-day period provided for in paragraph 16 below has expired without cessation of such wilful refusal.
     (d) From and after the commencement of payment by the Corporation of the amounts provided for in paragraph 8(a), the provisions of paragraphs 3, 4, 5, 6 and 9 of this Agreement shall be of no further force or effect, but the provisions of paragraphs 2, 7 and 10 through 18, inclusive, of this Agreement shall continue as in effect on the last day prior to such commencement, except that the "term" of Machiz' employment, as used in paragraph 10, shall specifically include the period to and including June 27, 2003; provided, that any amounts accrued and payable (or accrued pursuant to paragraph 4(b) and to become payable subsequently) to Machiz immediately prior to applicability of this paragraph 8(d) shall remain payable to Machiz and shall not be affected by the provisions hereof.
     9. Devotion to Business. During the term of full-time employment Machiz shall devote his full time, attention, energies and best efforts to the business of the Corporation. The obligations undertaken by Machiz hereunder shall not, however, be deemed to preclude up to four weeks' vacation during each fiscal year of the Corporation or cumulation of vacation periods up to eight weeks in total without forfeiture.
     10.  Restrictive Covenants. Machiz agrees that:
     (a) During the term of his employment and for a period of three (3) years thereafter, he will not directly or indirectly participate in the ownership, management, operation or control of any business which is competitive with the business of the Corporation, or any subsidiary, affiliate or division thereof, as at the Date of Termination of Full-Time Employment except that nothing contained herein shall prevent Machiz from owning or purchasing securities of any business entity whose securities are regularly traded on any national securities exchange or in the over-the-counter market, provided that such ownership does not result in his or his affiliates' owning directly or beneficially at any time five percent (5%) of the voting securities of any corporation engaged in any business competitive to the business carried on by the Corporation as at the Date of Termination of Full-Time Employment.
     (b) During the term of his employment, Machiz shall not disclose to any person, firm or corporation any confidential information or trade secrets relating to the business of the Corporation or any subsidiary, affiliate or division thereof; it being agreed that an inadvertent disclosure will not constitute a breach of this subparagraph. For the purposes of this Agreement, the term "subsidiary" shall include any subsidiary of a subsidiary of the Corporation or a division thereof.
     11. Consent to Injunction; Mitigation. Machiz agrees that the restrictions contained in paragraphs 10(a) and 10(b) of this Agreement are necessary for the protection of the Corporation and any breach thereof will cause the Corporation irreparable damage for which there is no adequate remedy at law, and Machiz consents to the issuance of an injunction in favor of the Corporation enjoining the breach of the aforesaid covenants by any court of competent jurisdiction. The Corporation agrees that, in the event of any breach of this Agreement by the Corporation, (i) Machiz' damages attributable to any such breach occurring prior to the Date of Termination of Full-Time Employment shall, to the extent relevant, be determined on the basis of the remuneration payable to Machiz by the Corporation under paragraph 4 above and (ii) Machiz shall not be obligated to mitigate damages in light of Machiz' age.
     12. Non-Waiver of Any Other Remedies. Machiz agrees that the rights of the Corporation to obtain an injunction granted by paragraph 11 of this Agreement shall not be considered a waiver of the Corporation's rights to assert any other remedy it may have at law or in equity.
     13. Law Governing Agreement. This Agreement shall be construed, interpreted and governed by the laws of the State of New York, irrespective of the fact that one or more of the parties now is or may become a resident of another state (including the District of Columbia), territory or possession of the United States of America or another nation.
     14. Succession. This Agreement shall extend to and be binding upon Machiz, his legal representatives, heirs, and distributees and upon the Corporation, its successors and assigns.
     15. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.
     16.  Allegation of Breach; Waiver of Breach; Certain Expenses.
     (a) If either the Corporation or Machiz alleges that the other party has breached this Agreement or any provisions herein contained, then the allegedly injured party shall
          (i) provide the allegedly breaching party with written notice setting forth in reasonable detail the basis for its claim of the alleged breach, and (ii) afford the allegedly breaching party a period of not less than 45 days after receipt of such written notice in which to cure or repair the alleged breach; and, until expiration of such 45 day period, the allegedly injured party shall not initiate any process or other formal legal action for the enforcement of its rights arising out of the alleged breach.
     (b) The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other term or condition of this Agreement.
     (c) If it is determined by a court of competent jurisdiction that this Agreement or any provision herein contained has been breached by the Corporation, then the Corporation agrees that, in addition to any other liability it may be held to have hereunder, it shall, to the extent permitted under applicable law, pay to Machiz (or his estate as the case may be) such further amount as shall be sufficient to cover the cost and expense of such court proceeding, including reasonable compensation to the attorneys acting for Machiz (or his estate) therein.
     17. Notices. All notices pursuant to this Agreement shall be given by registered or certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such other address as may hereafter be specified by notice in writing in the same manner by any party or parties.
     18. Relation to Prior Agreements. This Restated Employment Agreement shall replace and supersede the terms and conditions of the Prior Employment Agreement, the Employment Extension Agreement and the Second Employment Extension Agreement with respect to the employment of Machiz by the Corporation from and after June 29, 1996. Notwithstanding the foregoing, the parties agree that the provisions of the Prior Employment Agreement, the Employment Extension Agreement and paragraph 4 of the Second Employment Extension Agreement (relating to the applicable interest rate) giving rise to obligations of the parties to each other with respect to periods of time occurring prior to June 29, 1996 shall continue to be effective until such obligations have been fully discharged; except, however, that upon the effective date of this Agreement, the post-employment compensation and benefit provisions of the Prior Employment Agreement (paragraphs 6, 7 and 8) as modified and extended by the Employment Extension Agreement and the Second Employment Extension Agreement, shall be of no further force and effect and shall be replaced and superseded by the same provisions (namely, paragraphs 6, 7 and 8) of this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement this 29th day of June, 1996.
                                       AVNET, INC.


                                   By: s/David R. Birk
                                         David R. Birk

                                       s/Leon Machiz
                                         Leon Machiz